FILED PURSUANT TO RULE 424(b)(3)

REGISTRATION NO. 333-108793

VASCO DATA SECURITY INTERNATIONAL, INC.

Prospectus Supplement No. 2

Dated July 19, 2007

To Prospectus Dated January 5, 2004

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain prospectus dated January 5, 2004, of VASCO Data Security International, Inc. (the “Company”), as supplemented by Supplement No. 1 thereto dated July 22, 2005. The prospectus relates to the offer and sale by the selling stockholders named therein of up to 5,500,000 shares of the Company’s common stock. This prospectus supplement supplements and is qualified by reference to the prospectus except to the extent that the information presented herein supercedes the information contained in the prospectus. The term “Selling Stockholders” as used in the prospectus shall be deemed to include the Selling Stockholders identified in the table below. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the original prospectus, Supplement No. 1 thereto and any amendments or other supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS

BEGINNING ON PAGE 3 OF THE ORIGINAL PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement is being filed to add Capital Ventures International, a company organized under the laws of the Cayman Islands, as a Selling Stockholder and to reflect updated share ownership information of JMB Capital Partners, L.P. The table appearing on page 10 of the original prospectus under the caption “Selling Stockholders” is supplemented and amended as follows. All other information appearing in the table remains the same. The table below was prepared based on the information supplied by the Selling Stockholders named in such table.

Name	Total Stock Owned Before the Offering	Number of Shares of Common Stock to be Offered	Common Stock Owned After the Offering
Capital Ventures International	60,000(1)	60,000(1)
JMB Capital Partners, L.P.	400,000(2)	400,000(2)

(1)	Consists of 60,000 shares issuable upon exercise of warrants at a price of $3.47 per share that expire on September 11, 2008. Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

(2)	Consists of 400,000 shares issuable upon conversion of Series D preferred stock at a conversion price of $2.00 per share. Smithwood Partners, LLC (“Smithwood”) is the general partner of JMB Capital Partners L.P. Mr. Jonathan Brooks is the sole member and manager of Smithwood and thereby controls the voting or investment power over the shares offered by this prospectus.

The prospectus, together with this prospectus supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the common stock issuable upon exercise of the warrants or conversion of certain preferred stock. All references in the prospectus to “this prospectus” are amended to read “this prospectus (as supplemented and amended).”

The date of this prospectus supplement is July 19, 2007.

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